EXECUTION COPY

LOAN AGREEMENT

Dated as of November 22, 2011

Among

JOHN C. TEXTOR

as Borrower

and

PBC DIGITAL HOLDINGS II, LLC,

THOMAS J. MORRISON ARTICLE IX A TRUST DATED 12/10/2002

THOMAS J. MORRISON TRUST DATED 1/11/76

GLENMORE ENTERPRISES, INC.

and

CARLOS C. MORRISON

as Lenders

and

PBC JT, LLC

as Administrative Agent

T A B L E     O F     C O N T E N T S

(i)

(ii)

Schedule 2.01(a)	-	Lender Loan Amounts
Schedule 4.01(c)	-	Authorizations, Approvals, Actions, Notices and Filings
Schedule 4.01(l)	-	Leased Real Property

EXHIBITS

Exhibit A - 1	-	PBC Note
Exhibit A - 2	-	Morrison Notes
Exhibit B	-	Form of Assignment and Acceptance
Exhibit C	-	Pledge Agreement
Exhibit D - 1	-	Banian Guaranty
Exhibit D - 2	-	Textor Guaranty
Exhibit E -1	-	Second Mortgage Over Colorado Real Property
Exhibit E -2	-	Second Mortgage Over Florida Real Property

(iii)

LOAN AGREEMENT

LOAN AGREEMENT dated as November 22, 2011 (the “Closing Date”) among John C. Textor, an individual resident of the State of Florida (the “Borrower”), PBC Digital Holdings II, LLC, a Delaware limited liability company (“PBC Digital”), Thomas J. Morrison Article IX A Trust dated 12/10/2002, Thomas J. Morrison Trust dated 1/11/76, Glenmore Enterprise, Inc., and Carlos Morrison (collectively, the “Morrison Lenders”, and together with PBC Digital, the “Lenders”), and PBC JT, LLC, a Delaware limited liability company, as administrative agent for the Lenders (together with any successor administrative agent appointed pursuant to Article VII, the “Administrative Agent”).

PRELIMINARY STATEMENTS:

(1) WHEREAS, the Borrower has requested that the Lenders loan him the aggregate amount of Ten Million Dollars ($10,000,000);

(2) WHEREAS, the Borrower has requested that PBC Digital loan him an additional amount equal to closing costs of the loan, which will include legal fees, expenses, documentary stamp taxes, filing and recording fees and other costs necessary to complete the Loans (the “Closing Costs’), and sufficient to make the amount of net proceeds distributable to the Borrower to equal Ten Million Dollars ($10,000,000);.

(3) WHEREAS, the Loans (as defined herein) will be secured by a (i) pledge of 8,461,617 shares of common stock (the “Stock Collateral”) of Digital Domain Media Group, Inc., a Florida corporation (“Digital Media”) by the Borrower to the Administrative Agent for the ratable benefit of the Lenders; and (ii) a second mortgage over the real estate located at 121 Yellow Brick Road, Mountain Village, CO 81435 (the “Colorado Property”) and 2959 SE St. Lucie Blvd., Stuart, FL (together with the contiguous lots, the “Florida Property”);

(4) WHEREAS, the owners of the Colorado Property and the Florida Property will guarantee the Loans on behalf of the Borrower;

(5) WHEREAS, the Borrower has also agreed to use his best efforts to consummate a margin loan transaction with UBS Financial Services, Inc. or other lender (the “Margin Transaction”) and has agreed to use prepay the Loans with the net proceeds from Margin Transaction in accordance with the terms set forth herein;

(6) WHEREAS, the proceeds of the Loan will be used for investment purposes as described in Section 2.01 and none of the Loan proceeds will be used for personal, family or household purposes; and

(7) WHEREAS, in light of the foregoing the Lenders have agreed to make the Loans to the Borrower pursuant to the terms set forth herein:

NOW, THEREFORE, in consideration of the foregoing and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and agreed, the Borrower and the Lenders agree as follows:

1

Article I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Additional Interest” has the meaning specified in Section 2.04(b).

“Administrative Agent” has the meaning specified in the introductory paragraph.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 10% or more of the Voting Interests of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Interests, by contract or otherwise.

“Agreement” means, this Loan Agreement and as hereafter from time to time further amended, supplemented, amended and restated or otherwise modified from time to time and in effect on such date.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Lenders, in accordance with Section 8.07 and in substantially the form of Exhibit B hereto.

“Banian Guaranty” means the Guaranty of Repayment, in the form attached hereto as Exhibit D-1, as such agreement is amended, amended, restated, supplemented and modified from time to time, duly executed by Maison de Banian, LLC, a Florida limited liability company, in favor of the Lenders.

“Borrower” has the meaning specified in the introductory paragraph.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in the State of Delaware.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“Closing Costs” has the meaning specified in the introductory paragraph.

2

“Closing Date” has the meaning specified in the introductory paragraph.

“Collateral Documents” means the Pledge Agreement, the Second Mortgage Over Colorado Real Property, the Second Mortgage Over Florida Real Property, and any other agreement that creates or purports to create a Lien in favor of the Administrative Agent for the ratable benefit of the Lenders.

“Collateral” means all “Collateral” referred to in the Collateral Documents and all other property that is or is intended to be subject to any Lien in favor of the Administrative Agent for the ratable benefit of the Lenders.

“Colorado Property” has the meaning set forth in the Preliminary Statements.

“Confidential Information” means information that any Loan Party furnishes to any Lender on a confidential basis, but does not include any such information that is or becomes generally available to the public or that is or becomes available to such Lender from a source other than the Loan Parties.

“Debt” of any Person means, without duplication for purposes of calculating financial ratios, (a) all indebtedness of such Person for borrowed money, (b) all Obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue by more than 60 days incurred in the ordinary course of such Person’s business), (c) all Obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all Obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Obligations of such Person as lessee under Capitalized Leases, (f) all Obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any equity interests in such Person or any other Person or any warrants, rights or options to acquire such capital stock, (g) all contingent obligations of such Person and (h) all indebtedness and other payment Obligations referred to in clauses (a) through (g) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment Obligations.

“Default Rate” has the meaning specified in Section 2.04(d).

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Disposition Plan” has the meaning specified in Section 7.06(b).

“Digital Media” has the meaning specified in the Preliminary Statements.

3

“Eligible Assignee” means (i) a Lender; (ii) an Affiliate of a Lender; (iii) a commercial bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $10,000,000; (iv) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $10,000,000; (v) a commercial bank organized under the laws of any other country that is a member of the OECD or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow and having total assets in excess of $10,000,000, so long as such bank is acting through a branch or agency located in the United States; (vi) the central bank of any country that is a member of the OECD; and (vii) a finance company, insurance company or other financial institution or fund (whether a corporation, partnership, trust or other entity) that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and having total assets in excess of $10,000,000; and (viii) any other Person approved by the Required Lenders.

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, any Environmental Permit or Hazardous Material or arising from alleged injury or threat to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any Federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Events of Default” has the meaning specified in Section 6.01.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Florida Property” has the meaning specified in the Preliminary Statements.

“GAAP” has the meaning specified in Section 1.03.

“Guaranties” means the Banian Guaranty and the Textor Guaranty.

4

“Guarantors” means Maison de Banian, LLC, a Florida limited liability company and Deborah W. Textor.

“Hazardous Materials” means (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Indemnified Costs” has the meaning specified in Section 7.05.

“Indemnified Party” has the meaning specified in Section 8.04(b).

“Interest Payment Date” has the meaning set forth in Section 2.04.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Investment” in any Person means any loan or advance to such Person, any purchase or other acquisition of any equity interests or Debt or the assets comprising a division or business unit or a substantial part or all of the business of such Person, any capital contribution to such Person or any other direct or indirect investment in such Person.

“Lenders” means the Lenders set forth in the introductory paragraph and each Person that shall become a Lender hereunder pursuant to Section 8.07 for so long as such Lender or Person, as the case may be, shall be a party to this Agreement.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Loan Documents” means (i) this Agreement, (ii) the Notes, (iii) the Guaranties, (iv) the Collateral Documents, and (v) other instruments documents entered in to in connection herewith and therewith.

“Loan Parties” means the Borrower and the Guarantors.

“Loans” has the meaning specified in Section 2.01(a).

“Margin Transaction” has the meaning set forth in the Preliminary Statements.

“Margin Stock” has the meaning specified in Regulation U.

“Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance, properties or prospects of any Loan Party, (b) the rights and remedies of the any Lender under any Loan Document or (c) the ability of any Loan Party to perform its Obligations under any Loan Document to which it is or is to be a party.

5

“Material Contract” means, with respect to any Person, each contract to which such Person is a party involving aggregate consideration payable to or by such Person of $500,000 and affects the Collateral..

“Morrison Lenders” has the meaning set forth in the introductory paragraph.

“Morrison Note” means each Note, dated as of the date hereof, issued by the Borrower to a Morrison Lender, each in the form of Exhibit A-2, as such Note is amended, amended and restated, supplemented and modified from time to time. The terms of each Morrison Note shall govern the payments that are made to such Morrison Lender for its Loan to the Borrower.

“Notes” means the PBC Note and the Morrison Notes.

“NPL” means the National Priorities List under CERCLA.

“Obligation” means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 6.01(e). Without limiting the generality of the foregoing, the Obligations of any Loan Party under the Loan Documents include (a) the obligation to pay principal, interest, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by such Loan Party under any Loan Document and (b) the obligation of such Loan Party to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

“OECD” means the Organization for Economic Cooperation and Development.

“Other Taxes” has the meaning specified in Section 2.06(b).

“PBC Digital” has the meaning specified in the introductory paragraph.

“PBC Note” means the Note dated as of the date hereof, issued by the Borrower to PBC Digital and in the form of Exhibit A-1, as such Note is amended, amended and restated, supplemented and modified from time to time. The terms of the PBC Note shall govern the payments that are made to PBC Digital for its Loan to the Borrower.

“Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced:

(a) Liens for taxes, assessments and governmental charges or levies in each case so long as such taxes, assessments, charges and levies are not overdue;

6

(b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that (i) are not overdue for a period of more than 30 days and (ii) individually or together with all other Permitted Liens outstanding on any date of determination do not materially adversely affect the use of the property to which they relate;

(c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; and

(d) easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Pledge Agreement” means that certain Security and Pledge Agreement in the form attached hereto as Exhibit D, which grants the Administrative Agent for the ratable benefit of the Lenders a perfected security interest in the Stock Collateral.

“Recovered Property” has the meaning specified in Section 7.06(b).

“Register” has the meaning specified in Section 8.07(d).

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Required Lenders” means, at any time, the Lenders owning or holding at least 66-2/3% of the sum of the aggregate principal amount of the Loans outstanding at such time.

“Second Mortgage Over Colorado Real Property” means that Deed of Trust with respect to the Colorado Property, in the form attached hereto as Exhibit E-1, executed by the Borrower and Deborah W. Textor, together with evidence that all action that any Lenders may deem necessary or desirable in order to perfect and protect the liens and security interests created thereunder has been taken.

“Second Mortgage Over Florida Real Property” means that certain Guaranty Mortgage, Security Agreement and Fixture Filing, in the form attached hereto as Exhibit E-2, executed by Maison de Banian, LLC, a Florida limited liability company, in favor of the Administrative Agent for the benefit of the Lenders together with evidence that all action that any of the Lenders may deem necessary or desirable in order to perfect and protect the liens and security interests created thereunder has been taken.

7

“Solvent” and “Solvency” mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair market value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Stock Collateral” has the meaning specified in the Preliminary Statements.

“Taxes” has the meaning specified in Section 2.06(a).

“Textor Guaranty” means the Unconditional Guaranty of Repayment, in the form attached hereto as Exhibit D-2, as such agreement is amended, amended, restated, supplemented and modified from time to time, duly executed by Deborah W. Textor, a resident of the State of Florida and the spouse of the Borrower in favor of the Administrative Agent and the Lenders.

“Termination Date” means the earlier of August 31, 2012 and the date of termination in whole of the Loans pursuant to Section 2.03 or 6.01.

“Voting Interests” means shares of capital stock issued by a corporation, or equivalent equity interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

SECTION 1.02. Computation of Time Periods; Other Definitional Provisions. In this Agreement and the other Loan Documents in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”. References in the Loan Documents to any agreement or contract “as amended” shall mean and be a reference to such agreement or contract as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms.

SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial documents referenced herein (“GAAP”).

8

Article II

LOANS

Section 2.01.  The Loans.

(a)  Making Loans.

(i)  On the date hereof, each Lender agrees, on a several basis (as opposed to a joint and several basis), subject to the conditions set forth in this Agreement, to loan to the Borrower the amount set forth in Schedule 2.01(a) with respect to such Lender, which aggregate amount thereof shall be $10,000,000 (collectively, the “Loans”). No Lender shall be responsible for the acts or omissions of any other Lender, including for any failure of any other Lender to fund its portion of the Loans.

(ii)   On the date hereof, PBC Digital agrees, subject to the conditions set forth in this Agreement, to loan to the Borrower an amount equal to the Closing Costs.

(iii)   Each Loan made pursuant to the terms hereof shall be evidenced by a Note.

(b)  Use of Loans. The proceeds of the Loans shall be used for the acquisition of the Stock Collateral.

Section 2.02. Repayment of Loans. On the Termination Date, the Borrower shall repay to the Administrative Agent for the ratable benefit of the Lenders the aggregate principal amount of the Loans due to each Lender together with the outstanding interest due and owing on such Loans.

Section 2.03. Prepayments. (a) Optional. The Borrower may, upon at least three (3) Business Days’ prior written notice to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, prepay to the Administrative Agent for the ratable benefit of the Lenders the Loans due and owing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that each partial prepayment shall be in an aggregate principal amount of $500,000 or an integral multiple of $100,000 in excess thereof. There shall be no premium or penalty for optional prepayments made under this Agreement.

(b)  Mandatory. The Borrower shall, within one (1) Business Day of the closing of any of the following transactions, prepay to the Administrative Agent for the ratable benefit of the Lenders the Loans outstanding, together with accrued interest to the date of such prepayment on the principal amount prepaid, the amount of one hundred percent (100%) of the net proceeds from the following transactions: (i) the sale of the Florida Property (including any individual sale of the Florida adjacent lots and the Florida home); (ii) the sale of the Colorado Property; or (iii) the consummation of the Margin Transaction.

Section 2.04.  Interest

9

. (a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Loan owing to each Lender commencing on December  __, 2011, and on the same day of each month thereafter (the “Interest Payment Date”), at the rate per annum of (i) four percent (4%) for the first ninety (90) days following the Closing Date; (ii) five percent (5%) for the next sixty (60) days; and (iii) six percent (6%) thereafter; provided, that if within twenty (20) Business Days of the date hereof, the Administrative Agent for the benefit of the Lenders, does not have a valid and first priority (or second priority with respect to the Florida Property and the Colorado Property) perfected security interest in all of the Collateral (which in the case of the Stock Collateral has been perfected by possession or control in accordance with the Uniform Commercial Code, as opposed to solely by filing a UCC financing statement) in accordance with the terms of this Agreement and the Loan Documents (including possession of all original stock certificates evidencing the Stock Collateral, along with stock powers executed in blank with respect thereto as well as evidence that all mortgages have been recorded in accordance with applicable laws), the interest rate on the unpaid principal amount of each Loan automatically shall be the Default Rate.

(b)  Additional Interest. In addition to the interest payable on the Notes, at the interest rate provided for in Section 2.04(a), the unpaid principal amount of the Notes shall bear additional interest (“Additional Interest”) at the rate per annum of (i) four percent (4%) for the first ninety (90) days following the Closing Date; (ii) five percent (5%) for the next sixty (60) days; and (iii) six percent (6%) thereafter (the “Additional Interest Rate”), payable monthly in arrears on each Interest Payment Date. Each installment of Additional Interest shall be paid by adding the amount thereof to the unpaid principal amount of the Notes. The Administrative Agent shall note the amount of each such installment of Additional Interest on the payment grid attached to and forming a part of the Notes, whereupon the amount of such installment shall be for all purposes hereunder unpaid principal of the Notes.

(c)  Late Charge. If any amounts due and owing under the Loans are not paid within five (5) Business Days of the date when due, the Borrower shall pay the Administrative Agent for the ratable benefit of the Lenders a “late charge” in the amount of five percent (5%) of the amount of the payment that is past due.

(d)  Default Interest. Upon the occurrence and during the continuance of an Event of Default, the Borrower shall pay to the Administrative Agent for the ratable benefit of the Lenders interest on any principal, interest, charges and premiums owing under this Agreement or any other Loan Document at a rate per annum equal at all times to nineteen percent (19%) per annum (the “Default Rate”), from the date the same shall become due and payable until the date paid.

Section 2.05. Payments and Computations. (a) The Borrower shall make each payment hereunder and under the Notes, irrespective of any right of counterclaim or set-off, not later than 3:00 P.M. (Delaware time) on the day when due in U.S. dollars to the Administrative Agent at such account designated by the Administrative Agent in same day funds, with payments being received by the Administrative Agent after such time being deemed to have been received on the next succeeding Business Day. The Administrative Agent shall promptly thereafter (but no later than one Business Day thereafter, regardless of counterclaim or set-off) cause funds to be distributed to the Lenders in U.S. dollars in same day funds for the account of their respective lending offices ratably in accordance with the amounts of the Lenders’ respective Obligations then payable to such Lenders to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.07(d) from and after the effective date of such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

10

(b)  The Borrower hereby authorizes each Lender and each of its Affiliates, if and to the extent payment owed to such Lender is not made when due hereunder or, in the case of a Lender, under the Note held by such Lender, to charge from time to time, to the fullest extent permitted by law, against any or all of the Borrower’s accounts with such Lender or such Affiliate any amount so due.

(c)  All computations of interest shall be made by the Administrative Agent shall be on the basis of a 360-day year and paid for the actual number of days elapsed for any whole or partial month in which interest is being calculated. Each determination by the Administrative Agent of an interest rate, fee or commission hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d)  Whenever any payment hereunder or under any Note shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment fee, as the case may be.

(e)  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to any Lender hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each such Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

Section 2.06. Taxes. (a) Any and all payments by the Borrower hereunder or under any Note shall be made, in accordance with Section 2.05, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of the Administrative Agent and each Lender, taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto (i) that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction of the Administrative Agent or such Lender’s office or any political subdivision thereof, (ii) that are imposed as a result of its own tax liabilities, or (iii) that are imposed as a consequence of its own tax attributes or foreign taxpayer status (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under any Note being hereinafter referred to as “Taxes”). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to the Administrative Agent or any Lender, (i) the sum payable by the Borrower shall be increased as may be necessary so that after the Borrower and the Administrative Agent have made all required deductions (including deductions applicable to additional sums payable under this Section 2.06) such Lender or the Administrative Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make all such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

11

(b)  In addition, the Borrower shall pay any present or future stamp, documentary, excise, property or similar taxes, charges or levies that arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Agreement or the Notes (hereinafter referred to as “Other Taxes”).

(c)  The Borrower shall indemnify the Administrative Agent and each Lender for and hold them harmless against the full amount of Taxes and Other Taxes, and for the full amount of taxes of any kind imposed by any jurisdiction on amounts payable under this Section 2.06, imposed on or paid by the Administrative Agent or such Lender and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within thirty (30) days from the date the Administrative Agent or such Lender makes written demand therefor.

(d)  Within thirty (30) days after the date of any payment of Taxes, the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing such payment. In the case of any payment hereunder or under the any Note by or on behalf of the Borrower through an account or branch outside the United States or by or on behalf of the Borrower by a payor that is not a United States person, if the Borrower determines that no Taxes are payable in respect thereof, the Borrower shall furnish, or shall cause such payor to furnish, to Administrative Agent, at such address, an opinion of counsel acceptable to the Administrative Agent stating that such payment is exempt from Taxes. For purposes of subsection (d) of this Section 2.06, the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

Section 2.07. Sharing of Payments, Etc. If any Lender shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise, other than as a result of an assignment pursuant to Section 8.07) (a) on account of Obligations due and payable to such Lender hereunder and under the any Note at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under any Note at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under any Note at such time obtained by all the Lenders at such time or (b) on account of Obligations owing (but not due and payable) to such Lender hereunder and under any Note at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under any Note at such time) of payments on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under any promissory note given in connection with the Loans at such time obtained by all of the Lenders at such time, such Lender shall forthwith pay such portion of such received payment to the other Lender so that each Lender shall have received its ratable share of such received payment.

12

Article III

CONDITIONS OF LENDING

Section 3.01. Conditions Precedent to the Loans. The obligation of each Lender to make its portion of the Loans is subject to the satisfaction of the following conditions precedent:

(a)  The Lenders shall have received on or before the date hereof, each dated such day (unless otherwise specified), in form and substance satisfactory to the Lenders:

(i) This Agreement signed by the Borrower.

(ii) The Notes signed by the Borrower.

(iii) The Pledge Agreement signed by the Borrower and Deborah W. Textor.

(iv) The Banian Guaranty signed by Maison de Banian, LLC, a Florida limited liability company.

(v) The Textor Guaranty signed by Deborah W. Textor.

(vi) The Second Mortgage Over Colorado Real Property signed by the Borrower and Deborah W. Textor.

(vii) The Second Mortgage Over Florida Real Property signed by Maison de Banian.

(viii) Certified copies of the resolutions of the Board of Directors (or equivalent governing body) of each Guarantor approving the Guaranty to which it is a party, and of all documents evidencing other necessary corporate action and governmental and other third party approvals and consents, if any, with respect to the Guaranty to which it is a party.

(b) The Lenders shall have received such financial, business and other information regarding each Loan Party as the Lenders shall have requested.

13

(c)  There shall exist no action, suit, investigation, litigation or proceeding affecting any Loan Party pending or threatened before any court, governmental agency or arbitrator that could have a Material Adverse Effect on any Loan Party.

(d) Each Lender shall have independently completed a due diligence investigation of the Loan Parties in scope, and with results, satisfactory to each Lender.

(e) The Borrower shall have paid all accrued fees of the Administrative Agent and the Lenders (including the accrued fees and expenses of counsel and accountants to the Administrative Agent and the Lenders).

(f) The representations and warranties of the Loan Parties contained in each Loan Document to which it is a party shall be correct on and as of the date hereof, before and after giving effect to the Loans and to the application of the proceeds therefrom, as though made on and as of such date, other than any such representations or warranties that, by their terms, refer to a specific date other than the date hereof, in which case as of such specific date.

(g) No Default has occurred and is continuing, or would result from the Borrower borrowing the Loans or from the application of the proceeds therefrom.

Article IV

REPRESENTATIONS AND WARRANTIES

Section 4.01. Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

(a) Each Loan Party (i) in the case of Maison de Banian, LLC, is a company duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its formation, (ii) in the case of Maison de Banian, LLC is duly qualified and in good standing as a foreign company in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed and (iii) has all requisite power and authority (including, without limitation, all governmental licenses, permits and other approvals) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted. All of the outstanding equity interests in Digital Media have been validly issued, are fully paid and non-assessable, and that the equity interests of Digital Media owned by the Borrower are free and clear of all Liens, except those created in favor of the Administrative Agent, for the ratable benefit of the Lenders, to provide security under the Collateral Documents to secure the Loans.

(b) The execution, delivery and performance by each Loan Party of each Loan Document to which it is or is to be a party, and the consummation of the transactions contemplated hereby, are within such Loan Party’s powers, have been duly authorized by all necessary action (to the extent necessary), and do not (i) contravene such Loan Party’s organizational documents (if such Loan Party is an entity), (ii) violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, or constitute a default or require any payment to be made under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting any Loan Party or any of their properties or (iv) except for the Liens created under the Loan Documents in favor of the Administrative Agent and the Lenders, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party. No Loan Party is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which could have a Material Adverse Effect.

14

(c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for (i) the due execution, delivery, recordation, filing or performance by any Loan Party of any Loan Document to which it is or is to be a party, or for the consummation of the transaction contemplated by this Agreement, (ii) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (iii) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof) or (iv) the exercise by any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for the authorizations, approvals, actions, notices and filings listed on Schedule 4.01(c) hereto, all of which have been duly obtained, taken, given or made and are in full force and effect.

(d) This Agreement has been, and each other Loan Document when delivered hereunder will have been, duly executed and delivered by each Loan Party party thereto. This Agreement is, and each other Loan Document when delivered hereunder will be, the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms, except to the extent such enforceability may be limited by applicable bankruptcy and/or insolvency laws and/or the rights of creditors generally.

(e) Other than the litigation between Borrower and Jeff Kukes and Borrower and Carl Stork, there is no action, suit, investigation, litigation or proceeding affecting any Loan Party, including any Environmental Action, pending or threatened before any court, governmental agency or arbitrator that (i) could have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of any Loan Document or the consummation of the transactions contemplated hereby.

(f) No information, exhibit or report furnished by or on behalf of any Loan Party to any Lender in connection with the negotiation, execution and delivery of the Loan Documents or pursuant to the terms of the Loan Documents contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading.

(g) Neither the Borrower nor any Guarantor is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter or corporate restriction that could have a Material Adverse Effect.

(h) Other than the filings of the mortgages against the Colorado Property and the Florida Property and the perfection of the Stock Collateral that will take place following the closing pursuant to the terms of this Agreement, all filings and other actions necessary or desirable to perfect and protect the security interest in the Collateral created under the Collateral Documents have been duly made or taken and are in full force and effect, and the Collateral Documents create in favor the Administrative Agent for the ratable benefit of the Lenders a valid and, together with such filings and other actions, perfected first priority security interest in the Collateral (other than mortgages that will be filed against the Colorado Property and the Florida Property), securing the payment of the Obligations, and all filings and other actions necessary or desirable to perfect and protect such security interest have been duly taken. The Loan Parties (as applicable) are the legal and beneficial owners of the Collateral free and clear of any Lien, except for the liens and security interests expressly permitted by this Agreement.

15

(i) Each Loan Party is Solvent and will continue to be Solvent after giving effect to the transaction contemplated hereby.

(j) The operations and properties of each Loan Party comply in all material respects with all applicable Environmental Laws and Environmental Permits, all past non-compliance with such Environmental Laws and Environmental Permits has been resolved without ongoing obligations or costs, and no circumstances exist that could (A) form the basis of an Environmental Action against any Loan Party or any of their properties that could have a Material Adverse Effect or (B) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law.

(i) None of the properties currently or formerly owned or operated by any Loan Party is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; there are no and never have been any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or, to the best of its knowledge, on any property formerly owned or operated by any Loan Party; there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party; and Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by any Loan Party.

(ii) No Loan Party undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any governmental or regulatory authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party have been disposed of in a manner not reasonably expected to result in material liability to any Loan Party.

(k)  (i) No Loan Party is party to any tax sharing agreement.

(ii)  Each Loan Party has filed, has caused to be filed or has been included in all tax returns (Federal, state, local and foreign) required to be filed and has paid all taxes shown thereon to be due, together with applicable interest and penalties.

16

(l) Set forth on Schedule 4.01(l) hereto is a complete and accurate list of all leases of the Florida Property and the Colorado Property under which any Loan Party is the lessee, showing as of the date hereof the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof. To the knowledge of the Borrower, each such lease is the legal, valid and binding obligation of the lessor thereof, enforceable in accordance with its terms.

(m) No Loan Party has received any notice that either is in default with respect to any law, statute, judgment, writ, injunction, decree, rule or regulation of any court or governmental agency, or instrumentality, which could have a Material Adverse Effect.

(n) The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of the Loans will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

Article V

COVENANTS OF THE BORROWER

Section 5.01. Affirmative Covenants. So long as any Loans or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, the Borrower will:

(a) Compliance with Laws, Etc. Comply, and cause the Guarantors to comply in all material respects, with all applicable laws, rules, regulations and orders.

(b) Payment of Taxes, Etc. Pay and discharge, and cause the Guarantors to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property.

(c) Compliance with Environmental Laws. Comply, and cause the Guarantors and all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew and cause the Guarantors to obtain and renew all Environmental Permits necessary for its operations and properties; and conduct, and cause the Guarantor to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws.

(d) Maintenance of Insurance. Maintain, and cause the Guarantors to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by individuals and companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or the Guarantors operates. In addition, the Lenders shall be named as the loss payee/additional insured, as appropriate, under all such insurance policies.

17

(e) Preservation of Corporate Existence, Etc. Cause the Guarantors to preserve and maintain, their existence, legal structure, legal name, rights (charter and statutory), permits, licenses, approvals, privileges and franchises.

(f) Visitation Rights. At any reasonable time and from time to time, permit each Lender, or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and after providing reasonable notice to the Borrower to visit the properties of, the Borrower and any of the Guarantors, and to discuss the affairs, finances and accounts of the Borrower and any Guarantor with any of their agents.

(g) Keeping of Books. Keep, and cause the Guarantors to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions.

(h) Maintenance of Properties, Etc. Maintain and preserve, and cause the Guarantors to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

(i)  Performance of Material Contracts. Perform and observe, and cause each Guarantor to perform and observe, all the terms and provisions of each Material Contract to be performed or observed by it, maintain, and cause each Guarantor to maintain, each such Material Contract in full force and effect, and enforce, and cause each Guarantor to enforce, each such Material Contract in accordance with its terms.

(j) Payment of Documentary Stamp and Intangible Taxes. If the Administrative Agent or any Lender shall be required to pay documentary stamp or intangible taxes in connection with the Loans, the Borrower will immediately upon receipt of notice from the Administrative Agent or such Lender pay all such documentary stamp or intangible taxes and hold the Administrative Agent and the Lenders harmless from all liabilities in connection therewith.

(k) Collateral. Within twenty (20) Business Days of the closing, the Borrower shall, and shall cause each other Loan Party to, take all necessary measures to ensure that the Administrative Agent for the benefit of the Lenders has a perfected security interest in the Collateral in accordance with the terms hereof and the Loan Documents (including, but not limited providing evidence that all mortgages have been recorded in accordance with applicable laws) and shall deliver all original stock certificates, along with undated executed stock powers, for the Stock Collateral to the Administrative Agent. Furthermore, the Borrower shall use his best efforts to deliver all original stock certificates for the Stock Collateral to the Administrative Agent on or before thirty (30) days following the Closing Date.

(l) Margin Transaction. The Borrower hereby agrees to use its best efforts to consummate the Margin Transaction within sixty (60) days of the Closing Date in an amount sufficient to provide at least Eight Million Dollars ($8,000,000) of available cash that can be used to prepay the Loans in accordance with the terms set forth herein.

(m) Sale of Real Property. The Borrower on behalf of itself and each other applicable Loan Party hereby agrees that no later than November 30, 2011, it will list the Colorado Property with a leading local market realtor at a listing price of between $10,900,000 and $12,900,000; provided, that if the Colorado Property has not sold by April 1, 2012, any Lender shall have the right to require the Borrower and each other applicable Loan Party to accept any bona fide third-party offer to purchase the Colorado Property for $8,000,000 or more. The Borrower on behalf of itself and each other applicable Loan Party hereby agrees that immediately following the closing, it will list the Florida Property with a leading local market realtor; provided, that if the Florida Property has not sold by April 1, 2012, any Lender shall have the right to require the Borrower and each other applicable Loan party to accept any bona fide third-party offer to purchase the Florida real property lots for $800,000 per lot or more and/or the Florida home for $2,250,000 or more.

18

(n) Insurance. Within ten (10) Business Days of the Closing Date, the Borrower shall have delivered to the Lenders evidence of insurance naming the Lenders as additional insured and loss payee with such responsible and reputable insurance companies or associations, and in such amounts and covering such risks, as is satisfactory to the Lenders.

(o)  Further Assurances. (i) Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, correct, and cause each the Guarantors promptly to correct, any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and

(ii) Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, pledge agreements, mortgages, deeds of trust, trust deeds, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (A) carry out more effectively the purposes of the Loan Documents, (B) to the fullest extent permitted by applicable law, subject any Loan Party’s properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (C) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (D) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Lenders the rights granted or now or hereafter intended to be granted to the Lenders under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party is or is to be a party.

Section 5.02. Negative Covenants. So long as any Loan or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, the Borrower will not, and will not permit any other Loan Party to, at any time:

(a) Liens, Etc. Create, incur, assume or suffer to exist, any Lien on or with respect to any of the Collateral to sign or file or suffer to exist, under the Uniform Commercial Code of any jurisdiction, a financing statement that encumbers the Collateral or sign or suffer to exist, any security agreement authorizing any secured party thereunder to file such financing statement, or assign, any accounts or other right to receive income, from the Collateral, except:

19

(i)  Liens created in favor of the Administrative Agent and the Lenders under the Loan Documents to secure the Loans; and

(ii) Permitted Liens.

(b) Prepayments, Etc., of Debt. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Debt, except the prepayment of the Loans in accordance with the terms of this Agreement.

(c) Negative Pledge. Enter into or suffer to exist, any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of the Collateral except (i) in favor of the Lenders to secure the Loans, or (ii) any Permitted Liens.

(d) Amendment, Etc., of Material Contracts. Cancel or terminate any Material Contract or consent to or accept any cancellation or termination thereof, amend or otherwise modify any Material Contract or give any consent, waiver or approval thereunder, waive any default under or breach of any Material Contract, agree in any manner to any other amendment, modification or change of any term or condition of any Material Contract or take any other action in connection with any Material Contract that would impair the value of the interest or rights of any Loan Party thereunder or that would impair the interest or rights of any Lender.

(e) Guarantees. Except as contemplated by this Agreement, enter into or permit any Loan Party to enter into any into any guaranty without the prior written consent of the Lenders.

Section 5.03. Reporting Requirements. So long as any Loan or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, the Borrower will furnish to the Lenders:

(a) Default Notice. As soon as possible and in any event within five (5) days after the Borrower becomes aware or should become aware of the occurrence of each Default or any event, development or occurrence reasonably likely to have a Material Adverse Effect continuing on the date of such statement, a statement of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto.

(b) Litigation. Promptly after the commencement thereof, notice of all actions, suits, investigations, litigation and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting any Loan Party of the type described in Section 4.01(e).

(c) Other Information. Such other information respecting the business, condition (financial or otherwise), operations, performance, properties or prospects of any Loan Party as any Lender may from time to time reasonably request.

20

Article VI

EVENTS OF DEFAULT

Section 6.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a)  (i) the Borrower shall fail to pay any principal of any Loan when the same shall become due and payable or (ii) the Borrower shall fail to pay any interest on any Loan, or any Loan Party shall fail to make any other payment under any Loan Document, when the same becomes due and payable within five (5) Business Days after the same becomes due and payable, provided, however that this grace period shall only be available to the Borrower twice during any twelve (12) consecutive month period; or

(b) any representation or warranty made by any Loan Party (or any of its officers) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or

(c) the Borrower shall fail to perform or observe any term, covenant or agreement contained in Sections 5.01(e), (f), 5.01(l), 5.01(m), 5.02 or 5.03; or

(d) any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for ten (10) days after the earlier of the date on which (i) the Borrower becomes aware or should become aware of such failure or (ii) written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

(e) (A)(i) any Loan Party shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Debt of such Loan Party that is outstanding (but excluding Debt outstanding hereunder), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), or (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt, if the effect of such failure to pay under clause (i) or the effect of such event or condition under clause (ii) is to accelerate, the maturity of such Debt or otherwise to cause the holder thereof to cause, such Debt to mature; or (B) any such Debt shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(f) any Loan Party shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of thirty (30) days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or any Loan Party shall take any corporate action to authorize any of the actions set forth above in this subsection (f); or

21

(g) any judgments or orders, either individually or in the aggregate, for the payment of money in excess of $500,000 shall be rendered against any Loan Party and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of ten (10) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(h) any non-monetary judgment or order shall be rendered against any Loan Party that could have a Material Adverse Effect, and there shall be any period of ten (10) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(i) any provision of any Loan Document after delivery thereof pursuant to Section 3.01 shall for any reason cease to be valid and binding on or enforceable against any Loan Party party to it, or any such Loan Party shall so state in writing if such violation shall remain unremedied for ten (10) days after the earlier of the date on which (i) the Borrower becomes aware or should become aware of such failure or (ii) written notice thereof shall have been given to the Borrower by the Administrative Agent or the Lenders; or

(j) any Collateral Document or financing statement after delivery thereof pursuant to Section 3.01 shall for any reason (other than pursuant to the terms thereof or as a consequence of the actions or inactions of the Lender or the Administrative Agent) cease to create a valid and perfected first priority lien on and security interest in the Collateral (or solely with respect to the mortgages on the Colorado Property and the Florida Property, a second priority lien) purported to be covered thereby and such violation shall remain unremedied for ten (10) days after the earlier of the date on which (i) the Borrower becomes aware of such failure or (ii) written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

(k) any Loan Party defaults under a Material Contract and fails to cure such default within the time specified in the Material Contract; then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders by notice to the Borrower, declare the commitments of each Lender and the obligation of each Lender to make Loans to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders,  by notice to the Borrower, declare the Notes, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, (x) the commitments of each Lender and the obligation of each Lender to make Loans shall automatically be terminated and (y) the Notes, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

Nothing herein or in any Loan Document shall be construed to prohibit or restrict any Lender from asserting a claim or initiating and maintaining an action against the Borrower or any other Loan Party arising out of any Event of Default.

22

Article VII

ADMINISTRATIVE AGENT

Section 7.01. Authorization and Action; Nature of Duties. Each Lender hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of the Notes), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Administrative Agent shall be required to take any action that exposes the Administrative Agent to personal liability or that is contrary to this Agreement or applicable law. The Administrative Agent agrees to give to each Lender prompt notice of each written notice given to it by the Borrower or any other Loan Party pursuant to the terms of this Agreement or any other Loan Document. Notwithstanding the use of the word “Agent” in reference to the Administrative Agent, the Lenders expressly agree that the Administrative Agent is not acting as a fiduciary of any Lender in respect of this Agreement, the Notes, the Guaranties and the Collateral Documents, the Borrower or otherwise, and nothing herein or in any of such documents shall result in any duties or obligations on the Administrative Agent for any of the Lenders except as expressly set forth herein.

Section 7.02. Administration of the Loans by the Administrative Agent.

(a) The Administrative Agent shall administer and service the Loans in accordance with the terms and conditions of this Agreement, the Notes, the Guaranties and the Collateral Documents and with the same degree of care as the Administrative Agent would use in servicing a loan of similar size and type held for its own account. The Administrative Agent shall be entitled to assume that no Event of Default or matter which with the giving of notice or passage of time or both would constitute an Event of Default, exist hereunder unless it is advised to the contrary by any of the Lenders or the Borrower or any of its officers acting in the administration of the Loans have actual knowledge to the contrary.

23

(b) If the Administrative Agent requests the consent of a Lender to any action, decision, communication, consent or approval, to be given, taken or provided by the Administrative Agent under or pursuant to this Agreement or the other Loan Documents, or requests instructions from any Lender with respect thereto, then each request shall be given in the form of a written notice to each Lender and shall be accompanied by such information as is reasonable and necessary in the Administrative Agent’s judgment to enable the Lenders to make the determination, approval, consent or disapproval that is requested. Any Lender may, at any time, request such additional information that it believes is necessary to make any decision and the Administrative Agent shall provide the same to the extent it has reasonable access to it. Each Lender shall reply within ten (10) Business Days from the later of the date of each Lender’s acknowledged receipt of the original request, or each Lender’s acknowledged receipt of such information unless the Administrative Agent, in the exercise of its reasonable judgment, determines that a shorter period of time is required under the circumstances or under this Agreement, the Notes, the Guaranties or the Collateral Documents require a shorter period of time, and indicates a shorter period in writing as part of the initial written notice to each Lender. If any Lender does not respond within the timeframe required herein, after such request is made, such Lender shall be deemed to have given its consent thereto.

Section 7.03. Administrative Agent’s Reliance. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Administrative Agent: (a) may treat the payee of any Note as the holder thereof until, in the case of the Administrative Agent, the Administrative Agent receives and accepts an Assignment and Acceptance entered into by the Lender that is the payee of such Note, as assignor, and an Eligible Assignee, as assignee; (b) may consult with legal counsel (including counsel for any Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with the Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Loan Document on the part of any Loan Party or to inspect the property (including the books and records) of any Loan Party; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, any Loan Document, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; and (f) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopy or telex) believed by it to be genuine and signed or sent by the proper party or parties.

Section 7.04. Lender’s Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any Lender and based on the tax returns and other financial information that it has received from the Borrower as well as such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

24

Section 7.05. Indemnification. Each Lender severally agrees to indemnify the Administrative Agent (to the extent not promptly reimbursed by the Borrower) from and against such Lender’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by such Administrative Agent under the Loan Documents in its capacity as Administrative Agent and not as a Lender (collectively, the “Indemnified Costs”); provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 8.04, to the extent that the Administrative Agent is not promptly reimbursed for such costs and expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.05 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. For purposes of this Section 7.05, the Lenders’ respective ratable shares of any amount shall be determined, at any time, according to the aggregate principal amount of the Loans outstanding at such time and owing to the respective Lender. The failure of any Lender to reimburse the Administrative Agent promptly upon demand for its ratable share of any amount required to be paid by the Lender to the Administrative Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse the Administrative Agent for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Administrative Agent for such Lender’s ratable share of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 7.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

Section 7.06. Proceeds of Collateral; Enforcement of Proceeds.

(a) Upon the receipt of any proceeds from the sale or other disposition of any Collateral, the Administrative Agent will deliver such proceeds to the Lenders in accordance with the pro rata portions of the Loans outstanding at such time. Title to any collateral acquired in connection with the exercise of the Lender’s remedies under the Collateral Documents shall be held as determined by the Required Lenders or by such nominee as the Administrative Agent shall appoint, in either case, for the pro rata benefit of all of the Lenders.

25

(b) If Administrative Agent or any Lender’s nominee acquires title to any property (collectively, the “Recovered Property”) as to which a collateral or security interest had been taken to secure the Loans, the Administrative Agent will consult with the Lenders for the purpose of developing a plan (a “Disposition Plan”) for dealing with the Recovered Property that is acceptable to the Required Lenders and each of the Lenders agrees to attempt to reach agreement on a reasonable Disposition Plan. If, within a reasonable time (in no event to exceed sixty (60) days after Administrative Agent first notifies Lenders that it desires to consult with them for this purpose), the Required Lenders are unable to agree on a Disposition Plan, then Administrative Agent will deliver to the Lenders a Disposition Plan acceptable to the Administrative Agent which will serve as the Disposition Plan until such time as the Required Lenders approve a replacement plan. If title to any Recovered Property is obtained by Administrative Agent or any Lender's nominee, and the Required Lenders do not approve a Disposition Plan relating thereto within the time specified above, such Recovered Property will not be held as a permanent investment but will be liquidated at arms length to a third party as soon as, in the reasonable judgment of the Administrative Agent (without the consent or approval of any other Lender), it is reasonably practical or appropriate to do so, taking into account the then current economic and market conditions and the objectives of minimizing the losses to the Lenders. If a Disposition Plan has been approved by the Required Lenders, such Disposition Plan may be amended or replaced by the same procedure, i.e., by agreement of the Required Lenders or, if the Required Lenders cannot agree thereon, then by the Administrative Agent unilaterally delivering to the Lenders an amendment or replacement satisfactory to the Administrative Agent after sixty (60) days have passed from the time the Administrative Agent requested Lenders' approval of such proposed amendment or replacement, which amendment, modification or replacement shall govern until such time as to the Required Lenders shall have approved an alternative thereto.

(c) Upon demand by Administrative Agent therefore, from time to time, each Lender will contribute its pro rata share (in accordance with the respective ownership of the Loans) of all reasonable costs and expenses paid, incurred or required by the Administrative Agent to pursue any remedies as directed by the Required Lenders available under this Agreement, the Notes, Guaranties and/or Collateral Documents and pursuant to any Disposition Plan in connection with the ownership, disposition and/or sale of the Recovered Property.

Section 7.07. Successors and Assigns The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, and the Administrative Agent may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $250,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent and, upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, such successor Administrative Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. If within forty-five (45) days after written notice is given of the retiring Administrative Agent’s resignation or removal under this Section 7.07 no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (a) the retiring Administrative Agent’s resignation or removal shall become effective, (b) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (c) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent shall have become effective, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

26

Section 7.08. Miscellaneous.

(a) The term “Lender” as used herein and all other documents executed in connection herewith, unless the context otherwise clearly requires, includes the Administrative Agent in its individual capacity as a Lender.

(b) Each Lender, as permitted by law, may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with Borrower or any Affiliate of Borrower, and may accept fees and other consideration from any such party for services in connection with transactions other than those contemplated by this Agreement without having to account for the same to the Lenders.

Article VIII

MISCELLANEOUS

Section 8.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Notes or any other Loan Document, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed (or, in the case of the Collateral Documents, consented to) by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all of the Lenders, do any of the following at any time: (i) waive any of the conditions specified in Section 3.01, (ii) change the number of Lenders or the percentage of the aggregate unpaid principal amount of the Loans, (iii) reduce or limit the obligations of any Guarantor or release such Guarantor or otherwise limit such Guarantor’s liability with respect to the Obligations owing to the Lenders, (iv) release any material portion of the Collateral in any transaction or series of related transactions or permit the creation, incurrence, assumption or existence of any Lien on any material portion of the Collateral in any transaction or series of related transactions to secure any Obligations other than Obligations owing to the Lenders under the Loan Documents, (v) amend this Section 8.01, (vi) reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, (vii) postpone any date scheduled for any payment of principal of, or interest on, the Notes pursuant to Section 2.06 or any date fixed for payment of fees or other amounts payable hereunder, or (viii) limit the liability of any Loan Party under any of the Loan Documents; and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Lenders required above to take such action.

27

Section 8.02. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including facsimile, telegraphic, telecopy or telex communication) and mailed, faxed, telegraphed, telecopied, telexed or delivered, (i) if to the Borrower, at its address at 10521 SW Village Center Drive, Suite 201, Port St. Lucie, Florida 34987; (ii) if to the Administrative Agent, at its address at 505 South Flager Drive, Suite 1400, West Palm Beach, Florida 33401; (iii) if to any initial Lender, at its office specified below its name on the signature page(s) hereto; and (iv) if to any other Lender, at its office specified in the Assignment and Acceptance pursuant to which it became a Lender; or, as to the Borrower or any Lender, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Lender. All such notices and other communications shall, when mailed, faxed, telegraphed, telecopied or telexed, be effective when deposited in the mails, delivered to the telegraph company, transmitted by telecopier or facsimile or confirmed by telex answerback, respectively, except that notices and communications to the Lenders pursuant to Article II or III shall not be effective until received by the Lenders. Delivery by telecopier or facsimile of an executed counterpart of any amendment or waiver of any provision of this Agreement or any Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of an original executed counterpart thereof.

Section 8.03. No Waiver; Remedies. No failure on the part of any Lender to exercise, and no delay in exercising, any right hereunder or under any Notes shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 8.04. Costs and Expenses. (a) The Borrower agrees to pay on demand (i) all costs and expenses of the Administrative Agent and the Lenders in connection with the preparation, execution, delivery, administration, modification and amendment of the Loan Documents (including, without limitation, the reasonable fees and expenses of counsel and accountants for the Administrative Agent and the Lenders with respect thereto) and (ii) all costs and expenses of the Administrative Agent and each Lender in connection with the enforcement of the Loan Documents, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally (including, without limitation, the reasonable fees and expenses of counsel for each Lender with respect thereto).

(b) The Borrower agrees to indemnify, defend and save and hold harmless each Lender and each of their Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Loans, the actual or proposed use of the proceeds of the Loans, the Loan Documents or any of the transactions contemplated thereby, (ii) the actual or alleged presence of Hazardous Materials on any property of any Loan Party or any Environmental Action relating in any way to any Loan Party, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 8.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnified Party, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Borrower also agrees not to assert any claim against any Lender or any of their Affiliates, or any of their respective officers, directors, employees, agents and advisors, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to any Note, the actual or proposed use of the proceeds of the Loans.

28

(c) If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it under any Loan Document, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of such Loan Party by the Administrative Agent and any Lender, in its sole discretion.

(d) Without prejudice to the survival of any other agreement of any Loan Party hereunder or under any other Loan Document, the agreements and obligations of the Borrower contained in Section 2.07 and this Section 8.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents.

Section 8.05. Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01, the Administrative Agent and each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Administrative Agent, such Lender or such Affiliate to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower now or hereafter existing under the Loan Documents, irrespective of whether the Administrative Agent or such Lender shall have made any demand under this Agreement or such Note or Notes and although such Obligations may be unmatured. The Administrative Agent and each Lender agrees promptly to notify the Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Administrative Agent and each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that the Administrative Agent, such Lender and their respective Affiliates may have.

Section 8.06. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower, each Lender and the Administrative Agent and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of each Lender.

29

Section 8.07. Assignments and Participations. (a) Each Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement upon at least five (5) Business Days’ notice to the non-assigning Lenders and the Administrative Agent and the aggregate amount of the Loans being assigned to such Eligible Assignee pursuant to such assignment shall in no event be less than $1,000,000 (or if less, the entire amount of such Lender's Loans) and each such assignment shall be to an Eligible Assignee.

(b) Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (ii) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.06 and 8.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(c) By executing and delivering an Assignment and Acceptance, each Lender assignor thereunder and each assignee thereunder confirm to and agree with each other and the other parties thereto and hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

30

(d) The Administrative Agent shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the principal amount of the Loans owing to each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or the Administrative Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, together with any Note or Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower. In the case of any assignment by a Lender, within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the surrendered Note or Notes a new Note to the order of such Eligible Assignee in an amount equal to the Loans assumed by it pursuant to such Assignment and Acceptance and, if any assigning Lender has retained any Loans hereunder, a new Note to the order of such assigning Lender in an amount equal to the Loans retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance.

(f) Each Lender may sell participations to one or more Persons (other than any Loan Party or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement; provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Administrative Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or release all or substantially all of the Collateral.

(g) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.07, disclose to the assignee or participant or proposed assignee or participant any information relating to the any Loan Party furnished to such Lender by or on behalf of any Loan Party; provided, however, that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information received by it from such Lender.

31

Section 8.08. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or email shall be effective as delivery of an original executed counterpart of this Agreement.

Section 8.09. Confidentiality. Neither the Administrative Agent nor any Lender shall disclose any Confidential Information to any Person without the consent of the Borrower, other than (a) to the Administrative Agent’s or such Lender’s Affiliates and their officers, directors, employees, agents and advisors and to actual or prospective Eligible Assignees and participants, and then only on a confidential basis, (b) as required by any law, rule or regulation or judicial process, (c) as requested or required by any state, Federal or foreign authority or examiner regulating such Lender, (d) to any funding source of any Lender or Affiliate thereof, and (e) to any rating agency when required by it, provided that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Confidential Information relating to the Loan Parties received by it from such Lender.

Section 8.10. Jurisdiction, Etc. Borrower hereby irrevocably consents to the exclusive jurisdiction of any state court located within State of Delaware or the United States District Court for Delaware, in connection with any action or proceeding arising out of or relating to this Agreement or any document or instrument delivered pursuant to this Agreement or otherwise. In any such litigation, Borrower waives, to the fullest extent it may effectively do so, personal service of any summons, complaint or other process and agrees that the service thereof may be made by certified or registered mail directed to Borrower, at Borrower’s address set forth on the signature page hereto. Borrower hereby waives, to the fullest extent it may effectively do so, the defenses of forum non conveniens and improper venue.

Section 8.11. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to conflict of law principles that may cause the laws of another jurisdiction to apply.

Section 8.12. Waiver of Jury Trial. Each of the Borrower and the Lenders irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to any of the Loan Documents, the Loans, or the actions of any Lender in the negotiation, administration, performance or enforcement thereof.

32

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:

/s/ John C. Textor

John C. Textor, individually

Address: 150 U.S. Highway One, Suite 104,
                  Jupiter, Florida 33455

LENDERS:

PBC DIGITAL HOLDINGS II, LLC

By PBC GP III, LLC, its Manager

By: /s/ Nathan S. Ward

Name: Nathan S. Ward

Title: Manager

Address: 505 South Flager Drive, Suite 1400,
                  West Palm Beach, Florida 33401

THOMAS J. MORRISON ARTICLE IX A

TRUST DATED 12/10/2002

By: /s/ Thomas Morrison

Name: Thomas Morrison

Title:

Address: 222 Lakeview Ave PHS

                  West Palm Beach, FL 33401

THOMAS J. MORRISON TRUST DATED

1/11/76

By: /s/ Thomas Morrison

Name: Thomas Morrison

Title:

Address:

33

GLENMORE ENTERPRISES, INC.

By: /s/  Carlos G. Morrison

Name: Carlos G. Morrison

Title: President

Address: 222 Lakeview Ave PH #5

                  West Palm Beach, FL 33401

/s/  Carlos G. Morrison

Carlos Morrison, individually

Address: 222 Lakeview Ave PH #5

                  West Palm Beach, FL 33401

ADMINISTRATIVE AGENT:

PBC JT, LLC

By PBC GP III, LLC, its Manager

By: /s/  Nathan S. Ward

Name: Nathan S. Ward

Title: Manager

Address: 505 South Flager Drive, Suite 1400,
                  West Palm Beach, Florida 33401

34